Exhibit 8.2
[Form of Opinion of Arent Fox LLP]
PHC, Inc.
200 Lake Street, Suite 102
Peabody, MA 01960
Ladies and Gentlemen:
     We have acted as counsel to PHC, Inc., a Massachusetts corporation (“Pioneer”), in connection with (i) the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 23, 2011, by and among Pioneer, Acadia Healthcare Company, Inc., a Delaware corporation (“Acadia”), and Acadia Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), and (ii) the preparation and filing of the related Registration Statement on Form S-4, which includes the Proxy Statement/Prospectus, dated as of July 13, 2011 (the “Registration Statement/Prospectus”) filed with the Securities and Exchange Commission. Pursuant to the Merger Agreement, Pioneer will merge with and into Merger Sub (the “Merger”), with Merger Sub as the surviving company (the “Surviving Company”). All capitalized terms used herein, unless otherwise specified, shall have the meanings ascribed to them in the Merger Agreement.
     In rendering this opinion we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement and the related documents attached as exhibits to, or entered into in connection with, the Merger Agreement (collectively, the “Acquisition Agreements”), the Registration Statement/Prospectus and such other agreements, instruments, documents and records as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, certain representation letters received by us from each of Pioneer, on the one hand, and Acadia and Merger Sub, on the other hand, dated the date hereof and referring to this opinion letter (the “Pioneer Tax Certificate” and “Acadia Tax Certificate,” respectively).
     In rendering this opinion, we have assumed with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the due authorization, execution and delivery of the Acquisition Agreements, (vi) the enforceability of the Acquisition Agreements, and (vii) that the Merger will be reported by Pioneer, Acadia, and Merger Sub on their respective federal income tax returns in a manner consistent with the opinions set forth below.
     We have further assumed with your permission, without independent investigation or inquiry, (i) that all covenants and other undertakings by all parties to the Acquisition Agreements will be performed in accordance with their terms, (ii) that the transactions contemplated by the Acquisition Agreements will be consummated in accordance with the terms thereof, (iii) that none of the material terms and conditions of the Acquisition Agreements has been or will be waived or modified, (iv) the valid existence and good standing of all parties to the Acquisition Agreements, (v) that the Merger will qualify as a statutory merger under the applicable laws of the State of Delaware and the Commonwealth of Massachusetts, and (vi) that there are no documents or understandings between the parties that would alter or are inconsistent with the terms set forth in the Acquisition Agreements.
     We have examined and relied as to factual matters upon, and have assumed the accuracy of, the representations and warranties contained in the Acquisition Agreements, the statements made in the Registration Statement/Prospectus and the statements made in the certificates of public officials, officers and representatives of Pioneer, Acadia and others delivered to us and have further assumed that such representations and warranties and statements will be accurate in all respects as of the effective time of the Merger (as if made at the effective time of the Merger). Without limiting the foregoing, we have assumed with your permission, without independent investigation or inquiry, that the factual representations made by Pioneer in the Pioneer Tax Certificate and by Acadia and Merger Sub in the Acadia Tax Certificate were accurate and complete in all respects as of the time given and will continue to be accurate and complete in all respects as of the effective time of the Merger (as if made at the effective time of the Merger).
     No assurance can be given as to the effect on this opinion if any of the foregoing assumptions should be inaccurate.
     Based upon and subject to the foregoing and the assumptions, conditions, qualifications and limitations set forth herein, we are of the opinion that, under current law: (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), (ii) Pioneer and Acadia will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (iii) the discussions in the Registration Statement/Prospectus under the heading “Material United States Federal Income Tax Consequences of the Merger,” in so far as such discussions constitute legal conclusions, are correct in all material respects.
     This opinion is based upon the Code, the Treasury Regulations thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof. It should be noted that such laws, Treasury Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein, could affect our conclusions herein. No assurance can be given that the Internal Revenue Service will agree with this opinion or that, if the Internal Revenue Service were to take a contrary position, such position would not ultimately be sustained by the courts.
     This opinion is limited to the U.S. federal tax issues specifically addressed herein, and no other opinion is implied or inferred. Other than as expressly stated above, we express no opinion regarding the tax treatment of the Merger under the laws of any state or local government within the United States or under the laws of any foreign country. Additionally, we express no opinion regarding any other tax consequences of the Merger, or on any issue relating to Pioneer, Acadia or Merger Sub, or, in each case, to any investment therein or under any other law.

     This opinion letter is rendered only to Pioneer in connection with the Merger. This opinion letter may not be relied upon for any other purpose, or relied upon by any other person, firm, or corporation for any purpose, without our prior written consent.
     This opinion is rendered only as of the date hereof and could be affected by changes in facts, circumstances, law or the Acquisition Agreements, or other events or developments that hereafter may occur or be brought to our attention. We assume no responsibility to advise you or any other person of any such change, event, or development.
     We hereby consent to the reference to this opinion letter in the Registration Statement/Prospectus, to the filing of this opinion letter as an exhibit to the Registration Statement/Prospectus and to the reference to our firm in the Registration Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
      We are furnishing this opinion letter to you solely in connection with the filing of the Registration Statement/Prospectus.
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Very truly yours,

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